Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Registration Statement on the Amendment No. 2 to Form S-4 of Tengasco, Inc. (the "Registration Statement"), of the name Netherland, Sewell & Associates, Inc., including in the proxy statement/prospectus under the heading "Experts", to the references to our report of Riley Exploration - Permian, LLC's oil and natural gas reserves estimates and future net revenue, as of September 30, 2020, and to the inclusion of our corresponding exhibit letter, dated December 21, 2020, in the Registration Statement and related proxy statement/prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

	By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
January 21, 2021